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EXHIBIT 10(b)(1)

K2 INC.

THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

DATED AS OF MARCH 27, 2002

Re:

Note Purchase Agreement dated as of December 1, 1999

and

$50,000,000 Senior Notes

Due December 1, 2009

Section 7.1.	Effect of Agreement and Reaffirmation	47
Section 7.2.	Release of Claims	47
Section 7.3.	Successors and Assigns	47
Section 7.4.	Expenses	47
Section 7.5.	Counterparts	48
Section 7.6.	Governing Law	48
Section 7.7.	Approval of Amendment to Guaranty Agreement	48
Section 7.8.	GE Securitization	48

Schedule I — Names and Addresses of Noteholders

Schedule II — Closing Conditions

Schedule III — Post-Closing Requirements

Schedule IV — Indebtedness of the Company and its Subsidiaries

Schedule V — Subsidiaries of Company, Investments, Affiliates

Schedule VI — Liens of Company and its Subsidiaries

Exhibit A— Form of Amended and Restated Note

Exhibit B— Intercreditor Agreement

Exhibit C— Amendment to Guaranty Agreement

Exhibit D— Cash Flow Forecasts

2

EXHIBIT 10(b)(1)

K2 Inc.
4900 South Eastern Avenue Los Angeles, California 90040

        Dated as of March 27, 2002

Re:
Note Purchase Agreement dated as of December 1, 1999 and $50,000,000 Senior Notes Due December 1, 2009

To the Noteholders named in
Schedule I hereto

        Ladies and Gentlemen:

        This Third Amendment to Note Purchase Agreement (this "Agreement") is entered into as of March 27, 2002 by and among K2 Inc., a Delaware corporation (the "Company"), and the purchasers named in Schedule I attached hereto (the "Noteholders," or as alternatively referred to herein, the "Original Noteholders").

Preliminary Statement

        The Company and the Original Noteholders are party to the Note Purchase Agreement dated as of December 1, 1999 (the "Original Note Purchase Agreement"), as amended by the Amendment and Waiver dated as of December 15, 2001 (the "First Amendment") and the Amendment and Waiver dated as of January 15, 2002 (the "Second Amendment") (the Original Note Purchase Agreement, as so amended by the First Amendment and the Second Amendment, the "Existing Note Agreement"). Under and pursuant to the Existing Note Agreement, the Company sold to the Original Noteholders its 8.41% Senior Notes due December 1, 2009 in the original aggregate principal amount of $50,000,000 (such notes as heretofore amended, the "Existing Notes"). The Company has requested that the Original Noteholders amend the Existing Note Agreement, all on and subject to the terms and conditions set forth below. Accordingly, this Agreement is executed and delivered by the Company to the Original Noteholders to amend certain portions of the Existing Note Agreement and in so doing set forth and confirm the terms and conditions applicable thereto and the covenants, representations and warranties to be made by the Company in connection therewith. Upon the execution hereof by the Company and the Original Noteholders, the Existing Note Agreement, together with the Exhibits and Schedules thereto, as amended by this Agreement, shall be referred to as the "Note Agreement." Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Note Agreement, as amended by this Agreement.

        The Company hereby agrees with each of you as follows:

Section 1. Description of Notes and Commitment.

        Upon the effectiveness of this Agreement, automatically, and without further action on the part of either the Original Noteholders or the Company, the Existing Notes shall be amended and restated in their entirety to read as set forth in Exhibit A hereto (and the form of Note attached as Exhibit 1 to the Original Note Agreement shall be amended in its entirety to read as set forth in Exhibit A) and the amended and restated Notes shall be issued in renewal of, and evidence the same indebtedness formerly evidenced by, the Existing Notes. If any accrued and unpaid interest is outstanding in respect of any of the Existing Notes as of the date that the Existing Notes become evidenced by the amended and restated Notes, such accrued interest on each such Existing Note shall be due and payable on the first interest payment date applicable to such amended and restated Note. Each Note will be dated the date to which interest has been paid on the Existing Note surrendered therefor, will bear interest from such date at the Applicable Interest Rate, payable semiannually on the first day of June and December in each year (commencing June 1, 2002), to be expressed to mature on December 1, 2009, and otherwise substantially in the form attached hereto as Exhibit A. The term "Notes" as used herein and in the Note Agreement shall include each such amended and restated Note delivered pursuant to this Agreement to replace the Existing Notes and any such notes issued in substitution therefore pursuant to Section 13 of the Note Agreement. Upon the effectiveness of this Agreement, the Existing Notes shall be returned to the Company.

Section 2. Effective Date.

        Delivery of the Notes to be exchanged for the Existing Notes shall occur at the offices of Chapman and Cutler, 111 West Monroe, Chicago, Illinois, at 10:00 a.m. Chicago time, on March 27, 2002 or such other date as shall be mutually agreed upon by the Company and the Noteholders (the "Effective Date"). On the Effective Date, the Company will deliver to each Noteholder the Note to be delivered to such Noteholder in the form of a single Note for the full amount of the Existing Note held by such Noteholder (unless different denominations are specified by such Noteholder), dated the date through which interest has been paid on the corresponding Existing Note and registered in each Noteholder's name (or in the name of such Noteholder's nominee). If on the Effective Date the Company shall fail to tender such Note to each Noteholder as provided above in this Section 2, or any of the conditions specified in Section 5 shall not have been fulfilled to each Noteholder's satisfaction, each Noteholder shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Noteholder may have by reason of such failure or such nonfulfillment.

        If for any reason the Existing Note held by a Noteholder is not delivered to the Company on the Effective Date, the Company shall deposit the Note to be delivered to such Noteholder with the Noteholders' special counsel, Chapman and Cutler, for delivery against receipt of the Existing Note held by such Noteholder.

Section 3. Amendment to the Note Agreement.

        Section 3.1.Amendment to Section 1.    Section 1 of the Note Agreement shall be and is hereby amended (i) by inserting a new subsection to read as "Section 1.1. Description of the Notes." immediately after the caption heading of such Section 1 and immediately before the phrase "The Company will authorize...," and (ii) by the deletion of the last paragraph of Section 1 and by the addition thereto of a new Section 1.2 in lieu thereof to read as follows:

          Section 1.2. Security for the Notes. (a) The payment of the Notes and the performance by the Company and its Subsidiaries of their respective obligations under this Agreement and the Guaranty Agreement will be secured in accordance with the terms of (i) the Amended and Restated Intercreditor Agreement dated as of March 27, 2002 (the "Intercreditor Agreement") (in substantially the form attached as Exhibit B to the Third Amendment) among the Collateral Agent and the holders of certain outstanding Indebtedness of the Company, including the Noteholders and the Bank Lenders, and (ii) the Security Documents.

          (b)  If at any time the Company or any Subsidiary shall grant to any one or more of the Collateral Agent or the Bank Lenders additional security of any kind or provide any one or more of the Collateral Agent or the Bank Lenders with additional guaranties or other credit support of any kind pursuant to the requirements of the Bank Credit Agreement, then the Company or such Subsidiary shall grant to the holders of the Notes the same security or guaranty so that the holders of the Notes shall at all times be secured on an equal and pro rata basis with the Bank Lenders.

        Section 3.2.Amendment of Section 7 (Reporting Information).    Section 7 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

Section 7. Information as to Company.

        Section 7.1. Financial and Business Information.    The Company shall deliver to each holder of Notes that is an Institutional Investor:

          (a) Quarterly Statements—within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

            (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

            (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from normal, recurring year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);

          (b) Annual Statements—within 105 days after the end of each fiscal year of the Company, duplicate copies of,

            (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

            (ii)  consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

            (A) an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

            (B) a certificate of such accountants stating that they have reviewed Sections 10.1 through 10.5, inclusive, and Section 10.7 (with respect to calculations of the book value of asset dispositions, the Net Proceeds received from such dispositions and the book value of Consolidated Total Assets), Section 10.12(a) and (b), Section 10.13(j) and Section 10.14 of this Agreement and stating further whether, in making their audit, they have become aware of any condition or event under such Sections that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);

          (c) SEC and Other Reports—promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;

          (d) Notice of Default or Event of Default—promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (e) ERISA Matters—promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

            (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

            (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

            (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

          (f) Notices from Governmental Authority—promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;

          (g) Supplements—promptly and in any event within 10 Business Days after the execution and delivery of any Supplement, a copy thereof;

          (h) [Intentionally Omitted];

          (i) Requested Information—with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the

  Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes;

          (j) Cash Flow Forecasts—on the second Business Day of each week on or prior to the Collateral Release Date, a 13-week rolling cash flow forecast substantially in the form of Exhibit D to the Third Amendment; and

          (k) Intercreditor Agreement—(i) concurrently with delivery to the Collateral Agent, copies of all notices, schedules, certificates and reports delivered to the Collateral Agent pursuant to or in connection with any Security Document or with respect to the Collateral, (ii) not less than 10 Business Days prior to execution thereof, a copy of (x) each proposed amendment to the Collateral Documents, (y) each document or agreement which, if executed and delivered would become an additional Collateral Document, (iii) promptly following execution thereof, one copy of each of the documents referred to in the preceding clause (ii), and (iv) the items specified by such holder pursuant to Section 5 of the Security Agreement.

        Section 7.2. Officer's Certificate.    Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:

          (a) Covenant Compliance—the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.5 hereof, inclusive, and Section 10.7 and Section 10.12, Section 10.13 and Section 10.14 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

          (b) Event of Default—a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

        Section 7.3. Inspection.    The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

          (a) No Default—if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b) Default—if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

        Section 3.3.Amendment to Section 8.2 (Optional Prepayments).    Section 8.2 of the Note Agreement shall be and is hereby amended by the addition of a new sentence at the end of such Section which shall read as follows:

        "Notwithstanding the foregoing, (i) the Notes may be redeemed in accordance with the provisions of Section 9.11 without the payment of any Make Whole Amount and (ii) so long as no Default or Event of Default shall exist, the Notes may be redeemed from the proceeds of insurance or condemnation with respect to property of the Company or any Subsidiary which is subject to the Lien of the Security Documents without the payment of any Make-Whole Amount."

        Section 3.4.Amendment of Section 9 (Affirmative Covenants).    Section 9 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

  Section 9. Affirmative Covenants.

          The Company covenants that so long as any of the Notes are outstanding:

          Section 9.1. Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

          Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 9.4. Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

          Section 9.5. Corporate Existence, Etc. Subject to Sections 10.7 and 10.8 and as permitted by such Sections, the Company will at all times preserve and keep in full force and effect its corporate existence, and will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

          Section 9.6. Guaranty by Subsidiaries. The Company will cause any Person which becomes a Subsidiary after the Closing and which is (i) required by the terms of the Bank Credit Agreement to become a party to, or otherwise Guaranty, Indebtedness outstanding under the Bank Credit Agreement or (ii) is an active Domestic Subsidiary (other than a special purpose bankruptcy remote financing entity created in connection with a Permitted Accounts Receivable Financing Facility), to enter into the Guaranty Agreement, and deliver within three Business Days thereafter to each of the holders of the Notes the following items:

            (a) a Guaranty Supplement in respect of the Guaranty Agreement;

            (b) a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Subsidiary and the Guaranty Agreement, as applicable;

            (c) such documents and evidence with respect to such Subsidiary as any holder of the Notes may reasonably request in order to establish the existence and good standing of such Subsidiary; and

            (d) an opinion of counsel addressed to each of the holders of the Notes satisfactory to the Required Holders, to the effect that the Guaranty Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

          Section 9.7. Rating for the Notes. Promptly following a request by the holders of a majority in aggregate principal amount of the Series 1999-A Notes, the Company will obtain a rating for the Notes from a Nationally Recognized Rating Agency; provided that the Company shall not have to obtain a rating pursuant to any such request on more than 2 occasions prior to the maturity of the Series 1999-A Notes.

          Section 9.8. Foreign Pledges. The Company will cause to be delivered to the Collateral Agent (to the extent not previously delivered) within the time period specified on Schedule III to the Third Amendment, agreements executed by the Company and each Domestic Subsidiary of the Company pledging 65% of the stock or other equity interests of each Foreign Subsidiary owned by the Company or such Domestic Subsidiary, together with all documents necessary to perfect the security interest of the Collateral Agent for the equal and ratable benefit of the Benefited Parties in such stock or other equity interests; provided that neither the Company nor any Subsidiary shall have an obligation to perfect the security interest of the Collateral Agent in the shares of any Foreign Subsidiary (other than any Foreign Subsidiary listed on Schedule III of the Third Amendment) under the laws of the jurisdiction of such Foreign Subsidiary's organization so long as the aggregate book value of (A) all assets owned by such Foreign Subsidiary does not exceed $8,000,000 and (B) all assets owned by all Foreign Subsidiaries with respect to which the security interest of the Collateral Agent has not been perfected under the laws of such Foreign Subsidiaries' respective jurisdictions of organization does not exceed $20,000,000.

          Section 9.9. Further Assurances. The Company and its Subsidiaries shall, at their expense and without expense to any holder of Notes, do, execute and deliver such further acts and documents as are necessary, or as the Required Holders (or the Required Holders acting through the Collateral Agent) may reasonably request, from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, financing statements, mortgages, deeds of trust, bailee consents, landlord waivers or other third party agreements and other documents, the filing or recording of any of the foregoing, the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, and the delivery of opinions of counsel with respect to any of such documents) to (a) assure and confirm to the holders of Notes, or the Collateral Agent acting for the equal and ratable benefit of the holders of Notes and the Bank Lenders, the rights created by this Agreement and the Security Documents and (b) ensure that (i) the obligations of the Company under this Agreement and under any of the Intercreditor Agreement, the Security Documents and the Notes; and (ii) the obligations of each Subsidiary Guarantor under the Guaranty Agreement and the Security Documents are secured by a first-priority Lien (subject to any applicable exception expressly set forth herein or in any applicable Security Document) on substantially all of the assets of the Company and each Subsidiary Guarantor. Notwithstanding the foregoing, neither the Company nor any Domestic Subsidiary shall be required to pledge more than 65% of the stock of any Foreign Subsidiary.

          Section 9.10. Collateral Matters. (a) The Noteholders shall (i) request that Collateral Agent release any Lien on any property granted to or held by the Collateral Agent under any Security Document for the equal and ratable benefit of the holder of Notes and the Bank Lenders (w) upon termination of this Agreement and payment in full of all obligations of the Company hereunder and under the Notes, (x) which is sold or to be sold or disposed of as part of or in connection with any disposition of assets permitted by Section 10.7 of this Agreement, (y) on or after the occurrence of the Collateral Release Date (as defined in the Intercreditor Agreement) or (z) subject to Section 17.1, if approved, authorized or ratified in writing by the Required Holders; or (ii) request that Collateral Agent subordinate any Lien on any property granted to or held by Collateral Agent to the holder of any Lien on such property which is permitted by Section 10.6(g), (h) and (k) and any extension or renewal of such Liens permitted by Section 10.6(m).

          Section 9.11. Junior Capital. If, at any time prior to the date upon which the Company obtains an Investment Grade Rating, the Company shall sell or issue any Junior Capital, 40% of the net cash proceeds from the sale or issuance of such Junior Capital shall be applied by the Company within one Business Day from the date of receipt of such proceeds to the prepayment of Senior Indebtedness of the Company on a pro rata basis based on the unpaid principal amount of Senior Indebtedness outstanding on the date of such prepayment (assuming for purposes of such calculation that the maximum commitment under the Bank Credit Agreement is outstanding). At any time prior to the date upon which the Company obtains an Investment Grade Rating, any prepayment of the Notes with the proceeds from the sale of Junior Capital shall be made pursuant to Section 8.2, except that no Make-Whole Amount shall be required to be paid in connection with such prepayment. Any prepayment of the Notes with the proceeds from the sale of Junior Capital, on or after the date upon which the Company obtains an Investment Grade Rating shall be made in accordance with Section 8.2, including payment of the applicable Make-Whole Amount.

          Section 9.12. Amendments to Agreements. The Company will not, and will permit any Subsidiary to, enter into any amendment or modification of any agreement relating to any Permitted Accounts Receivable Financing Facility in any manner which would (a) reduce advance rates with respect to accounts receivable purchased under such facility, or (b) shorten the maturity date of such facility. The Company shall, and shall cause each of its applicable Subsidiaries to, promptly (and, in any event, within three Business Days) deliver to each holder of the Notes a copy of any amendment or modification to any agreement relating to any termination event, event of default or similar event under any Permitted Accounts Receivable Financing Facility. Nothing in this Section 9.12 shall prevent (i) General Electric Capital Corporation from exercising the discretion granted to it under any GECC Securitization Document (as defined in Section 7.8 of the Third Amendment) to (x) modify reserves or (y) take any action which would modify the effective advance rates with respect to accounts receivable purchased under such facility or (ii) the Company or any Subsidiary from entering into a replacement for any Permitted Accounts Receivable Financing Facility so long as such replacement has terms which are not less favorable to the interests of the holders of the Notes in any material respect than the terms of the Permitted Accounts Receivable Financing Facility being replaced.

          Section 9.13. Leases. The Company shall, and shall cause each of its Subsidiaries to, (a) pay all obligations with respect to leases of real property by the Company and its Subsidiaries, (b) at the request of Required Holders, provide copies of receipts or similar documents evidencing the current nature of payments under such leases and (c) promptly notify the holders of the Notes of any delinquent payment under any such lease.

          Section 9.14. Post-Closing Deliveries. The Company will deliver each of the documents described in Schedule III to the Third Amendment on or prior to the date required for delivery of such document in such Schedule III.

        Section 3.5.Amendment to Section 10 (Negative Covenants).    Section 10 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

  Section 10. Negative Covenants.

          The Company covenants that so long as any of the Notes are outstanding:

          Section 10.1. Consolidated Net Worth. The Company will not at any time permit Consolidated Net Worth to be less than $170,000,000 plus 50% of each fiscal quarter's Consolidated Net Income (with no deduction for losses) commencing on January 1, 1999 plus 75% of any Net Issuance Proceeds after January 1, 1999.

          Section 10.2. Leverage Ratio. (a) The Company will not permit the Leverage Ratio at any time during any period set forth below to be greater than the ratio set forth below opposite such period:

Period	Maximum Leverage Ratio

Prior to 6/29/02	7.80 to 1
6/30/02-9/29/02	7.30 to 1
9/30/02-12/30/02	6.75 to 1
12/31/02-3/30/03	5.50 to 1
3/31/03-6/29/03	5.00 to 1
6/30/03-9/29/03	4.75 to 1
9/30/03-12/30/03	4.25 to 1
12/31/03- and at all times thereafter prior to the Collateral Release Date	4.00 to 1

          (b) The Company will not permit the Adjusted Funded Leverage Ratio at any time on or after March 31, 2004 to be greater than 3.00 to 1.

          Section 10.3. Limitations on Indebtedness. The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Indebtedness, except:

          (a) Ordinary Course Indebtedness;

          (b) Indebtedness evidenced by the Series 1999-A Notes;

          (c) Indebtedness outstanding under the Bank Credit Agreement in an aggregate principal amount not exceeding $75,000,000;

          (d) Indebtedness outstanding pursuant to Permitted Accounts Receivable Financing Facilities;

          (e) Indebtedness outstanding under the 1992 Note Agreements in an aggregate principal amount not exceeding $13,336,000;

          (f) secured purchase money Indebtedness, including Capital Lease Obligations, originally incurred to acquire fixed assets providedthat at the time of such acquisition, the aggregate amount remaining unpaid on all such Indebtedness secured by Liens on such fixed assets, whether or not assumed by the Company or its Subsidiaries, does not exceed an amount equal to the lesser of (i) 100%, in the case of fixed assets which are personal property (including Capital Leases of fixed assets which are personal property), or (ii) 80%, in the case of fixed assets which are real property, of the lesser of the total purchase price or Fair Market Value at the time of such acquisition as determined in good faith by the Board of Directors of the Company;

          (g) other Indebtedness for borrowed money; provided that (i) at the time of incurrence thereof, no Default or Event of Default shall exist, (ii) the aggregate outstanding principal amount of such Indebtedness plus (without duplication) the aggregate investment or claim held by purchasers of receivables in Foreign Receivable Financing Facilities shall not exceed 15% of Consolidated Net Worth at any time, (iii) the aggregate outstanding principal amount of all such Indebtedness of the Company or any Domestic Subsidiary (other than Indebtedness under Excluded Subsidiary Guaranties) shall not exceed 3% of Consolidated Net Worth at any time, and (iv) the aggregate outstanding principal amount of all such Indebtedness of any Foreign Subsidiary plus (without duplication) the aggregate investment or claim held by purchasers of receivables in Foreign Receivable Financing Facilities shall not exceed 15% of Consolidated Net Worth at any time;

          (h) Indebtedness under any Swap Contract with a term not greater than 184 days entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;

          (i) Indebtedness of the Company which is not required to be redeemed, repurchased or otherwise prepaid by the Company (except on account of a default thereunder) on or prior to March 1, 2010, and which Indebtedness is subordinated to other Indebtedness of the Company (including the Notes) on terms which are reasonably satisfactory to the holders of the Notes (such Indebtedness, "Subordinated Indebtedness"); and

          (j) Indebtedness refinancing or extending Indebtedness permitted above on terms and conditions no less favorable than the Indebtedness being refinanced; provided, however, that the principal amount of such new Indebtedness shall not exceed the outstanding principal amount of Indebtedness being refinanced immediately prior to such refinancing and that at the time of incurrence of such Indebtedness and after giving effect thereto no Default or Event of Default shall exits under this Agreement.

          Section 10.4. Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio as of the last day of any fiscal quarter set forth below to be less than the ratio set forth below opposite such day:

Fiscal Quarter(s) Ending	Minimum Interest Coverage Ratio
December 31, 2001	2.50 to 1
March 31, 2002 and June 30, 2002	1.75 to 1
September 30, 2002	1.90 to 1
December 31, 2002	2.25 to 1
March 31, 2003, June 30, 2003 and September 30, 2003	2.50 to 1

          Section 10.5. Fixed Charges Coverage Ratio. The Company will not permit the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges for the period consisting of the four immediately preceding fiscal quarters ending on the last day of each fiscal quarter set forth below to be less than the ratio set forth below opposite such day:

Fiscal Quarter(s) Ending	Minimum Fixed Charges Ratio
December 31, 2001	1.25 to 1
March 31, 2002	0.70 to 1
June 30, 2002	0.80 to 1
September 30, 2002	0.95 to 1
December 31, 2002	1.25 to 1
March 31, 2003	1.35 to 1
June 30, 2003	1.45 to 1
September 30, 2003	1.55 to 1
December 31, 2003 and thereafter	1.75 to 1

          Section 10.6. Limitation on Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

            (a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

            (b) Liens of or resulting from any judgment or award the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or its Subsidiaries shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

            (c) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords', carriers', warehousemen's, mechanics', materialmen's and other similar Liens) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds or other Liens incurred in the ordinary course of business and not in connection with the borrowing of money;

            (d) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

            (e) Liens incidental to minor survey exceptions and similar Liens, provided that such Liens do not, in the aggregate, materially detract from the value of such Property;

            (f) Liens securing Indebtedness of a Subsidiary to the Company or to another Wholly-Owned Subsidiary;

            (g) Liens securing Indebtedness (including Capitalized Leases) permitted under Section 10.3(f), (g) and (j); provided, however that Liens permitted under Section 10.3(f) shall attach solely to the assets financed by such purchase money Indebtedness;

            (h) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Company or a Subsidiary or its becoming a Subsidiary, or any Lien existing on any property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property, (iii) at the time such Person is consolidated with or merged into the Company or a Subsidiary or such property is acquired, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property, whether or not assumed by the Company or a Subsidiary, shall not exceed an amount equal to the lesser of the total purchase price (or cost of construction) or Fair Market Value at the time of acquisition or construction of such property (as determined in good faith by one or more officers to whom authority to enter into the transaction has been delegated by the Board of Directors of the Company), and (iv) the

    aggregate principal amount of all Indebtedness secured by such Liens shall be permitted by the limitations set forth in Sections 10.3(g);

            (i) Liens resulting from or consisting of operating leases;

            (j) Liens arising in connection with non-exclusive licenses of Securitization Software and Hardware;

            (k) Liens created in connection with Permitted Accounts Receivable Financing Facilities provided, that such Liens shall extend only to property or items of property which constitute Excluded Assets;

            (l) Liens in favor of the Collateral Agent for the equal and ratable benefit of the Benefited Parties under the Intercreditor Agreement; and

            (m) extensions and renewals of Liens described above, provided that (i) such Liens shall not be extended to other property of the Company or any of its Subsidiaries, and (ii) the principal amount of Indebtedness secured thereby shall not be increased over the principal amount thereof outstanding immediately prior to such extension or renewal.

          Section 10.7. Sales of Assets. The Company will not, and will not permit any Subsidiary to, sell, lease or otherwise dispose of any substantial part (as defined below) of the assets of the Company and its Subsidiaries; provided, however, that the Company or any Subsidiary may sell, lease or otherwise dispose of assets constituting a substantial part of the assets of the Company and its Subsidiaries if such assets are sold for Fair Market Value and, at such time and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and an amount equal to the Net Proceeds received from such sale, lease or other disposition shall be used within four Business Days of such sale, lease or disposition to prepay or retire Senior Indebtedness (including temporary reductions of revolving credit facilities) of the Company and/or its Subsidiaries; provided that except in the case of proceeds from Permitted Accounts Receivables Financings, any such application of proceeds shall be made pro rata among all Benefited Parties under the Intercreditor Agreement (based on the principal amount of Indebtedness outstanding on the date of such prepayment but assuming for purposes of such calculation that the maximum commitment under the Bank Credit Agreement is outstanding). Any amount prepaid on the Notes pursuant to this Section 10.7 will be prepaid, in compliance with Section 8.2.

          As used in this Section 10.7, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than in transactions (i) in the ordinary course of business, (ii) in which the purchaser is the Company or a Subsidiary, or (iii) which are Excluded Sale and Leaseback Transactions, (x) during the immediately preceding 12-month period, exceeds 15% of the book value of Consolidated Total Assets, determined as of the end of the fiscal year immediately preceding such sale, lease or other disposition, or (y) during the period beginning on the date of Closing and ending on the date of such sale, lease or other disposition, exceeds 30% of the book value of Consolidated Total Assets, determined as of the fiscal year immediately preceding such sale lease or other disposition. For purposes of determining whether assets sold by the Company and its Subsidiaries during any period constitute a "substantial part" of the assets of the Company, to the extent that the Net Proceeds from the disposition of such assets shall be applied in accordance with the terms of the preceding paragraph, the book value of such assets shall be excluded from the calculation of a "substantial part" of the assets of the Company. In addition, if the disposition of any assets (after giving effect to the disposition of all other assets previously disposed of during the applicable period and the application of the Net Proceeds from such disposition in accordance with the previous sentence) would cause the Company to exceed the limitation on the sale of assets set forth herein, only the Net Proceeds from the most recent asset disposition or dispositions which would cause such limitation to be exceeded shall be required to be applied in accordance with the preceding paragraph.

          Section 10.8. Merger, Consolidation and Sale of Stock. (a) The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other corporation; provided, however, that:

            (1) any Subsidiary may merge or consolidate with or into the Company or any other Person, so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation and in any merger involving a Subsidiary, such Subsidiary or another Subsidiary is the surviving or continuing entity; and

            (2) the Company may consolidate or merge with any other Person if (i) either (x) the Company shall be the surviving or continuing corporation, or (y) if the surviving or continuing entity is other than the Company, (A) such entity is organized under the laws of the United States or any jurisdiction thereof, (B) such entity expressly assumes, by written agreement satisfactory in scope and form to the Required Holders in aggregate principal amount of the outstanding Notes, all obligations of the Company under the Notes and this Agreement, (C) such entity shall cause to be delivered to each holder of Notes an opinion of independent counsel to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the provisions of this Section 10.8 and otherwise satisfactory in scope and form to the Required Holders in aggregate principal amount of the outstanding Notes, (ii) at the time of such consolidation or merger and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, and (iii) at the time of such consolidation or merger and after giving effect thereto, the Company could incur $1.00 of additional Consolidated Indebtedness pursuant to Section 10.2.

          (b) The Company will not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 10.9(b), any warrants, rights or options to purchase or otherwise acquire stock or other securities exchangeable for or convertible into stock) of such Subsidiary to any Person other than the Company or Wholly-Owned Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

          (c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Subsidiary (except to qualify directors), and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or another Subsidiary) any shares of stock of any other Subsidiary, unless such sale or other disposition can be made within the limitations of Section 10.7.

          Section 10.9. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

          Section 10.10. Transactions with Affiliates. The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable conduct of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

          Section 10.11. No Restrictions on Subsidiaries. The Company will not, nor will it permit any of its Subsidiaries to, enter into, or commit to enter into, any agreement or understanding that could limit or restrict any of its Subsidiaries making or declaring any dividends, either in cash or property, to the Company, repaying or prepaying any Indebtedness (other than for amounts loaned by the Company to its Subsidiaries on a subordinated basis in connection with Permitted Accounts Receivable Financing Facilities and the minimum net worth required to be maintained by a Subsidiary which is a special purpose entity pursuant to a Permitted Accounts Receivable Financing Facility) owing to the Company, or making any Investment in the Company.

          Section 10.12. Acquisitions. The Company will not, nor will it suffer or permit any of its Subsidiaries to, make any Acquisition unless, after giving effect to such Acquisition (the "subject Acquisition"), all of the following requirements are satisfied:

            (a) during the 12-month period ending on the last day of the month prior to the closing of the subject Acquisition, the aggregate consideration paid (including, without limitation, Indebtedness for borrowed money incurred or assumed) for all Acquisitions during such period (including, on a pro forma basis, the subject Acquisition) does not exceed 50% of Consolidated Tangible Net Worth as of the last day of such period (including all Acquisitions during such period including, on a pro forma basis, the subject Acquisition);

            (b) the total consideration paid (including, without limitation, Indebtedness for borrowed money incurred or assumed, but excluding secured purchase money Indebtedness, including Capital Lease Obligations permitted under Section 10.6(g) for any one Acquisition or series of related Acquisitions does not exceed $75,000,000; provided, however, that the cash consideration and all Indebtedness incurred or assumed in any one Acquisition (excluding secured purchase money Indebtedness, including Capital Lease Obligations permitted under Section 10.6(g) shall not exceed an amount equal to the sum of (i) $25,000,000, (ii) the net cash proceeds received from asset dispositions (other than Permitted Accounts Receivable Financing Facilities) within the prior 12 months (excluding any such proceeds counted towards prior Acquisitions), and (iii) the net cash proceeds received from any equity offering;

            (c) at the time of any Acquisition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

            (d) such Acquisitions are not opposed by the board of directors or management of any Person or business to be acquired.

          Notwithstanding the foregoing, the Company will not, nor will it permit any of its Subsidiaries to, make any Acquisition with the proceeds of any Indebtedness if the Funded Leverage Ratio (determined on a pro forma basis both before and after giving effect to such Acquisition) is greater than 3.25 to 1.0. For purposes hereof, (a) Consolidated EBITDA may be adjusted by the Company in connection with such Acquisition to the extent approved by the Required Holders and (b) the Funded Debt of any Person to be acquired by the Company or any Subsidiary shall be included in the calculation of the Funded Leverage Ratio as if such Person were a Subsidiary as of the date of such Acquisition.

          Section 10.13. Loans and Investments. The Company will not, and will not permit any of its Subsidiaries to, make any Investment in any Person including any Affiliate of the Company, except:

            (a) Ordinary Course Investments;

            (b) Investments existing as of the date hereof and set forth on Schedule V of the Third Amendment, including reinvestments of the same amounts in the same instruments;

            (c) Investments in, or Guarantees with respect to Indebtedness of, joint ventures which respect to which the Company or its Subsidiaries is a partner not exceeding $2,000,000 in the aggregate at any time;

            (d) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving and relocation expenses related to a transfer) incidental to carrying on the business of the Company or any of its Subsidiaries not exceeding $2,000,000 in the aggregate at any time outstanding;

            (e) loan and advances to officers, directors and employees to exercise stock options of such employees to purchase stock of the Company, if, after giving effect thereto and to the application of the proceeds thereof, such loan does not increase Consolidated Net Worth or Consolidated Net Income (other than an increase due to interest on such loan or advance);

            (f) advances on commissions in the ordinary course of business to employees or subcontractors of the Company or its Subsidiaries in an aggregate amount not exceeding $5,000,000 at any time outstanding;

            (g) loans, guarantees, or other extensions of credit to the Company's employee stock ownership plan existing as of the Effective Date of the Third Amendment;

            (h) [Intentionally omitted];

            (i) notes taken in connection with any asset sales permitted pursuant to Section 10.8;

            (j) additional Investments in any fiscal year in an amount equal to Restricted Payments that can be made under Section 10.14(a) in respect of such fiscal year, but which are not made, provided that after giving effect to such Investments, no Event of Default shall have occurred and be continuing; and

            (k) additional Investments not exceeding $3,000,000 in the aggregate in any fiscal year, provided that after giving effect to such Investments, no Event of Default shall have occurred and be continuing; provided that the aggregate amount of all Investments (other than (x) Ordinary Course Investments described in clauses (a) and (e) of the definition of "Ordinary Course Investments" and (y) Investments permitted by clauses (b), (c), (d), (e), (f) and (i) above) and cash (in deposit accounts or otherwise, but excluding cash in disbursement accounts to the extent bona fide checks have been issued thereon) of the Company and its Subsidiaries does not exceed $10,000,000 for any four consecutive Business Days.

          Section 10.14. Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, make any Restricted Payments except:

            (a) Restricted Payments not exceeding $9,000,000 in the aggregate in respect of any fiscal year; and

            (b) Restricted Payments in any fiscal year in an amount equal to Investments that can be made under Section 10.13(j) in such fiscal year, but which are not made;

    provided that, in each instance, after giving effect to any Restricted Payments, no Event of Default shall have occurred and be continuing; and provided, further, that no Restricted Payment shall be made when the Funded Leverage Ratio (determined on a pro forma basis both before and after giving effect to such Restricted Payment) is greater than 3.25 to 1.0.

          For the purposes of this Section 10.14, (a) the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or Fair Market Value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question and (b) on the date which is twelve months after the date on which a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time and such Investments will not be taken into account for purposes of this Section 10.14 prior to such time.

        Section 3.6.Amendment to Section 11 (Events of Default).    Section 11 of the Note Agreement shall be and is hereby amended in its entirety to read as follows:

  Section 11. Events of Default.

          An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

            (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

            (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

            (c) the Company defaults in the performance of or compliance with any term contained in Section 10 and such default is not remedied within 10 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (c) of Section 11); or

            (d) the Company defaults in the performance of or compliance with any term contained herein or in any Supplement (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

            (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any Supplement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made; or

            (f) (i) the Company or any Subsidiary (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) or (y) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness having an aggregate principal amount in excess of $5,000,000 to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty in such amount to become payable or cash collateral in respect thereof to be demanded; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event occurs under any Swap Contract (as defined therein) as to which the Company or any Subsidiary is an Affected Party (as so defined), which, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000; or

            (g) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

            (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

            (i) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against one or more of the Company or any Subsidiary and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days (or such lesser period of time as applicable law or rules of court allow a judgment creditor to levy on such judgments) after the expiration of such stay; or

            (j) If (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under Section 4042 of ERISA to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of Section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $8,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

    As used in Section 11(j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA; or

            (k) Default shall occur in the observance or performance of any provision of the Guaranty Agreement or the Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a final and nonappealable determination by any governmental body or court that the Guaranty Agreement is invalid, void or unenforceable as to one or more Subsidiaries, or any Subsidiary shall contest or deny in writing the validity or enforceability of any provision of, or obligation under, the Guaranty Agreement; or

            (l) (i) any Security Document shall cease to be in full force and effect with respect to the Company or any Subsidiary Guarantor (other than as a result of a transaction permitted hereunder); (ii) the Company or any Subsidiary Guarantor shall fail to comply with or to perform any applicable provision of any Security Document to which it is a party and such failure (x) has a material adverse effect on Collateral Agent's rights with respect to any material portion of the Collateral granted thereunder or (y) continues unremedied for 10 days after the earlier of the date on which (1) a Responsible Officer obtains knowledge of such failure or (2) Collateral Agent delivers notice of such failure to the Company; or (iii) the Company or any Subsidiary Guarantor (or any Person by, through or on behalf of the Company or such Subsidiary Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Security Document; or

            (m) any Event of Default shall occur under (and as defined in) the Bank Credit Agreement or under the 1992 Note Agreements; or

            (n) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Third Amendment or in any writing furnished in connection with the transactions contemplated by the Third Amendment, including, without limitation, the representations and warranties of the Company and certain of its Subsidiaries set forth in or relating to the Security Documents, proves to have been false or incorrect in any Material respect on the date as of which made.

        Section 3.7.Amendment to Section 15 (Expenses, Etc.).    Section 15.1 of the Note Agreement shall be and is hereby amended to read in its entirety as follows:

          Section 15.1. Transaction Expenses. (a) Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys' fees of one special counsel and, if reasonably required, local or other counsel) incurred by the Noteholders and the holders of Notes in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Guaranty Agreement, the Security Documents, the Intercreditor Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Guaranty Agreement, the Security Documents, the Intercreditor Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand by any Governmental Authority issued in connection with this Agreement, the Guaranty Agreement, the Security Documents, the Intercreditor Agreement or the Notes, or by reason of being a holder of any Note, and (b) the reasonable costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save each Noteholder and each other holder of a Note harmless from, all claims in respect of any reasonable fees, costs or expenses if any, of brokers and finders (other than those retained by the Noteholders).

          (b) Without limiting the foregoing, the Company agrees to pay all fees of the Collateral Agent in connection with the preparation, execution and delivery of the Intercreditor Agreement and the Security Documents and the transactions contemplated thereby, including but not limited to reasonable attorneys fees; to pay to the Collateral Agent from time to time reasonable compensation for all services rendered by it under the Intercreditor Agreement and the Security Documents; to indemnify the Collateral Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of the Intercreditor Agreement and Security Documents, including, but not limited to, the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

        Section 3.8.New Definitions.    Schedule B to the Note Agreement shall be and is hereby amended in its entirety to read as follows:

          As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of the Company, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Company) provided that the

  Company or the Company's Subsidiary is the surviving entity; provided, however, that "Acquisition" shall not include any of the foregoing transactions between the Company and any Subsidiary that is a Subsidiary Guarantor prior to such transaction or between companies that are Subsidiary Guarantors prior to such transaction, provided, further, that "Acquisition" shall not include Investments.

          "Additional Notes" is defined in Section 2.2.

          "Additional Purchasers" means purchasers of Additional Notes.

          "Adjusted Funded Debt" means all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis, other than (a) Indebtedness of the type described in clause (c) of the definition of "Indebtedness", (b) contingent obligations under letters of credit, (c) Ordinary Course Indebtedness, and (d) Indebtedness in respect of banker's acceptances.

          "Adjusted Funded Leverage Ratio" means, as of any date of determination, the ratio of (a) Adjusted Funded Debt on such date to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company.

          "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.

          "Applicable Interest Rate" means the rate of 9.01% per annum; provided that if the ratio of Consolidated Income Available for Fixed Charges to Fixed Charges for the period of four consecutive fiscal quarters ending on the last day of any fiscal quarter set forth below is less than the minimum ratio set forth opposite such day, then, except as provided in the next succeeding sentence, the Applicable Interest Rate shall be 9.76% per annum at all times thereafter:

Fiscal Quarter Ending	Minimum Ratio
September 30, 2002	1.10 to 1
December 31, 2002	1.50 to 1
March 31, 2003	1.55 to 1
June 30, 2003 and thereafter	1.75 to 1

    The Applicable Interest Rate shall be 9.01% per annum at all times from and after the date on which the Company obtains an Investment Grade Rating. Any increase in the Applicable Interest Rate shall be effective retroactive to the first day of the fiscal quarter in which the Company first falls below the minimum ratio set forth above.

          "Bank Credit Agreement" means the credit agreement between the Company and its bank lenders, dated as of December 21, 1999, as amended by the First Amendment to Credit Agreement dated as of March 27, 2002, and as hereafter amended, restated, refinanced, replaced, increased or reduced from time to time and any successor bank credit agreement.

          "Bank Lenders" shall mean the financial institutions which are party to the Bank Credit Agreement.

          "Benefited Parties" shall have the meaning set forth in the Intercreditor Agreement.

          "Business Day" means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, New York or Los Angeles, California are required or authorized to be closed.

          "Capital Expenditures" means any expenditure that is considered a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease.

          "Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          "Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person, as the lessee under the Capital Lease, which would appear as a liability on a balance sheet of such Person in accordance with GAAP.

          "Change in Control" has the meaning set forth in Section 8.7.

          "Closing" is defined in Section 3.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

          "Collateral" means all Property from time to time subject to the Liens granted to the Collateral Agent, by the Security Documents.

          "Collateral Agent" means Bank of America, N.A., as collateral agent under the Security Documents and the Intercreditor Agreement, and its successors and assigns in such capacity acting for the ratable benefit of the Benefited Parties.

          "Collateral Release Date" means the first date on which (a) the Company has delivered financial statements pursuant to Section 7.1(a) and (b) and a related certificate of compliance demonstrating that the Funded Leverage Ratio as of the end of a fiscal quarter was less than 3.25 to 1, (b) no Default or Event of Default exists and (c) the Company has obtained an Investment Grade Rating.

          "Company" means K2 Inc., a Delaware corporation.

          "Computer Hardware and Software" means (i) all computer and other electronic data processing hardware, whether now or hereafter owned, licensed or leased by the Company or any Subsidiary, including, without limitation, all integrated computer systems, central processing units, memory units, display terminals, printers, features, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories and all peripheral devices and other related computer hardware; (ii) all software programs, whether now or hereafter owned, licensed or leased by the Company or any Subsidiary, designed for use on the computers and electronic data processing hardware described in clause (i) above, including, without limitation, all operating system software, utilities and application programs in whatsoever form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) all firmware associated with the foregoing, whether now or hereafter owned, licensed or leased by the Company or any Subsidiary; and (iv) all documentation for the hardware, software and firmware described in the preceding clauses (i), (ii) and (iii) above, whether now or hereafter owned, licensed or leased by such Company, including, without limitation, flow charts, logic diagrams manuals, specifications, training materials, charts and pseudo codes.

          "Confidential Information" is defined in Section 20.

          "Consolidated EBITDA" means, for the period of the four fiscal quarters ending on any date of determination (the "measurement period"), for the Company and its Subsidiaries on a consolidated basis, an amount equal to (i) the sum of (a) Consolidated Net Income for such measurement period, (b) Consolidated Interest Expense for such measurement period, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income for such measurement period, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income for such measurement period and (e) non-cash nonrecurring charges and expenses included in the determination of Consolidated Net Income for such measurement period to the extent relating to items originally purchased in periods prior to the measurement period; provided, however, that charges and expenses related to inventory excluded from the determination of Consolidated EBITDA by this clause (e) shall not exceed $5,000,000 in any measurement period, less (ii) noncash nonrecurring gains included in the determination of Consolidated Net Income for such measurement period to the extent relating to items originally purchased in periods prior to the measurement period; provided, further, that, with respect to the Acquisition of a Subsidiary within such measurement period which would have added at least $3,000,000 to Consolidated EBITDA had it been included in the calculation thereof for such measurement period, the Company may also include items (i) and (ii) above for such Subsidiary for such measurement period in Consolidated EBITDA if the Company has provided to all holders of Notes (x) the most recent year-end audited financial statements for that Subsidiary (which audited statements must be as of a date occurring within five fiscal quarters prior to the date of such Acquisition (even if such date is prior to the measurement period and, therefore, such audited statements are not actually used in computing Consolidated EBITDA for such measurement period)) and (y) Company-prepared financial statements for that Subsidiary for any portion of such measurement period to be included; provided, further, that the items in the foregoing proviso may only be included if the items set forth in the proviso to Consolidated Interest Expense relating to such Subsidiary are also included when determining any covenant hereunder; provided, further, that Consolidated EBITDA shall not be reduced by any portion of the $18,000,000 charge taken by the Company in the third fiscal quarter of 2001.

          "Consolidated Income Available for Fixed Charges" means for any period the sum of (i) Consolidated Net Income, (ii) income tax expense, determined in accordance with GAAP, (iii) non-cash, non-recurring charges deducted from Consolidated Net Income during such period, and (iv) Fixed Charges; provided that Consolidated Income Available for Fixed Charges shall not be reduced by any portion of the $18,000,000 charge taken by the Company in the third fiscal quarter of 2001.

          "Consolidated Indebtedness" means as of any date of determination, the total of all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

          "Consolidated Interest Expense" means, for the period of the four fiscal quarters ending on any date of determination (the "measurement period"), the sum, without duplication, of (a) total interest expense (including that portion attributable to Capitalized Leases in conformity with GAAP) of the Company and its Subsidiaries for such measurement period on a consolidated basis and (b) fees, commissions and interest related to Permitted Accounts Receivable Financing Facilities for such measurement period; provided, however, that, with respect to the Acquisition of a Subsidiary within such measurement period which would have added at least $3,000,000 to Consolidated EBITDA had it been included in the calculation thereof for such measurement period, the Company may also include items (a) and (b) above for such Subsidiary for such measurement period in Consolidated Interest Expense if the Company has provided to the holders of the Notes (i) the most recent year-end audited financial statements for that Subsidiary (which audited statements must be as of a date occurring within five fiscal quarters prior to the date of such Acquisition (even if such date is prior to the measurement period and, therefore, such audited statements are not actually used in computing Consolidated Interest Expense for such measurement period)) and (ii) company-prepared financial statements for that Subsidiary for any portion of such measurement period to be included.

          "Consolidated Net Income" for any period shall mean the net income of the Company and its Subsidiaries for such period, determined in accordance with GAAP, but excluding in any event:

            (a) any extraordinary gains or losses as defined in APBO Nos. 11, 16 and 30 and FASB Statement No. 4;

            (b) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

            (c) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Subsidiary, realized by such corporation prior to the date of such acquisition;

            (d) net earnings and losses of any corporation (other than a Subsidiary) with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary prior to the date of such consolidation or merger;

            (e) net earnings of any business entity (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received or are receivable by the Company or such Subsidiary in the form of cash distributions;

            (f) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Subsidiary except to the extent applied to the repayment of Indebtedness of such Subsidiary to the Company or any other Subsidiary;

            (g) earnings or amortization resulting from any reappraisal, revaluation or write-up of assets (other than pursuant to any purchase accounting adjustments made to the book value of assets of an acquired Person in connection with an Acquisition);

            (h) to the extent not otherwise excluded pursuant to clause (a) above, any aggregate net gain (or any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all securities);

            (i) any deferred or other credit or amortization thereof representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary; and

            (j) any gain arising from the acquisition of any securities of the Company or any Subsidiary.

          "Consolidated Net Worth" means the consolidated stockholders' equity of the Company and its Subsidiaries, as defined according to GAAP.

          "Consolidated Tangible Net Worth" means at any date Consolidated Net Worth less the intangible assets of the Company and its Subsidiaries on a consolidated basis, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such Consolidated Net Worth) of all unamortized debt discount and expense, unamortized deferred charges (other than deferred employee benefit liabilities), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or development expenses and other intangible items.

          "Consolidated Total Assets" means, as of the date of any determination thereof, the total amount of all assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

          "Current Indebtedness" means, without duplication, all Indebtedness other than Funded Indebtedness.

          "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

          "Default Rate" means that rate of interest that is the greater of (i) 2% per annum above the Applicable Interest Rate or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its "base" or "prime" rate.

          "Domestic Subsidiaries" means those Subsidiaries of the Company which are incorporated under the laws of any State of the United States and which are engaged in business primarily in the United States, other than Subsidiaries which are Subsidiaries of a Foreign Subsidiary.

          "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.

          "Event of Default" is defined in Section 11.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Assets" shall have the meaning set forth in the Security Agreement as in effect on the date of this Agreement.

          "Excluded Sale and Leaseback Transaction" shall mean any sale or transfer of property acquired by the Company or any Subsidiary after the date of this Agreement to any Person within 365 days following the acquisition or construction of such property by the Company or any Subsidiary if the Company or a Subsidiary shall concurrently with such sale or transfer, lease such property, as lessee.

          "Excluded Subsidiary Guaranties" shall mean the Guaranty Agreement and any other Guaranty of Indebtedness of the Company by a Subsidiary Guarantor which shall be a party to the Guaranty Agreement; provided that each creditor which is a beneficiary of an Excluded Subsidiary Guaranty shall have become a party to the Intercreditor Agreement.

          "Fair Market Value" means, at any time and with respect to any Property, the sale value of such Property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

          "Fixed Charges" means, with respect to any period, the sum of (i) Interest Expense and (ii) Lease Rentals for such period.

          "Foreign Receivable Financing Facilities" means one or more facilities involving the sale or discount of undivided ownership interests in foreign accounts receivable and related property of the Company and one or more of its Foreign Subsidiaries.

          "Foreign Subsidiaries" means those Subsidiaries of the Company which are not Domestic Subsidiaries.

          "Funded Debt" means all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis, other than (a) Indebtedness of the type described in clause (c) of the definition of "Indebtedness" and (b) contingent obligations under letters of credit.

          "Funded Leverage Ratio" means, as of any date of determination, the ratio of (a) Funded Debt on such date to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company.

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any of this Agreement and the Notes, the Guaranty Agreement, the Intercreditor Agreement, the Security Documents or any other instrument or document in connection therewith, and either the Company or the Required Holders shall so request, the Noteholders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of reflect such change in GAAP (subject to the approval of the Required Holders), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Company shall provide to the Noteholders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

          "Governmental Authority" means

            (a) the government of

              (i) the United States of America or any State or other political subdivision thereof, or

              (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

            (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

          "Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

            (a) to purchase such Indebtedness or obligation or any property constituting security therefor;

            (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

            (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

            (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

    In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

          "Guaranty Agreement" is defined in Section 1 and shall mean and include such Guaranty Agreement as amended and supplemented from time to time.

          "Guaranty Obligations" means, as to any Person, any (a) guaranty by that Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

          "Guaranty Supplement" means a Guaranty Supplement in substantially the form attached as Exhibit A to the Guaranty Agreement.

          "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).

          "holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

          "Indebtedness" means, as to any Person at a particular time, all of the following, without duplication:

            (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

            (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;

            (c) net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in Swap Contracts of the same type;

            (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days or which are subject to a bona fide dispute) and all indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; including, without limitation, any Permitted Accounts Receivable Financing Facility;

            (e) all Capital Lease Obligations and Synthetic Lease Obligations of such Person; and

            (f) all Guaranty Obligations of such Person in respect of any of the foregoing.

          For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Required Holders.

          "Institutional Investor" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than $2,000,000 of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

          "Intercreditor Agreement" is defined in Section 1.2.

          "Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Expense during such period.

          "Interest Expense" means, with respect to any period, the sum (without duplication) of the following: (i) all interest expense in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capital Leases) deducted in determining Consolidated Net Income for such period, (ii) all Indebtedness discount and expense amortized in such period and (iii) fees, commissions and interest expense related to Permitted Accounts Receivable Financing Facilities for such period.

          "Investment Grade Rating" means a rating by at least one Nationally Recognized Rating Agency of (a) in the case of Moody's, "Baa3" or better, (b) in the case of S&P, "BBB-" or better,

  and (c) in the case of Fitch, "BBB-" or better for the long term senior, unsecured, non-credit enhanced debt of the Company.

          "Investments" shall mean all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided however, that "Investments" shall not include Acquisitions. In valuing any Investment for purposes of this Agreement, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

          "Junior Capital" means (i) common stock of the Company, (ii) preferred stock of the Company which is not subject to mandatory redemption or repurchase or otherwise required to be redeemed on or prior to March 1, 2010, and (iii) Subordinated Indebtedness.

          "Lease Rentals" means, with respect to any period, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or its Subsidiaries as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not designated as rental) which are (i) on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (ii) which are based on profits, revenues or sales realized by the lessee from all leased property or otherwise based on the performance of the lessee.

          "Leverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated Indebtedness of the Company and its Subsidiaries (other than Indebtedness of the type described in clause (c) of the definition of "Indebtedness") to (b) Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Company.

          "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

          "Make-Whole Amount" shall have the meaning (i) set forth in Section 8.6 with respect to any Series 1999-A Note and (ii) set forth in the applicable Supplement with respect to any other series of Notes.

          "Material" means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement (including any Supplement), the Security Documents and the Notes, or (c) the validity or enforceability of this Agreement (including any Supplement), the Security Documents or the Notes.

          "Membership Pledge Agreement" means the membership pledge agreement dated as of March 27, 2002 among the Company, various Subsidiary Guarantors and Collateral Agent.

          "Memorandum" is defined in Section 5.3.

          "Mortgage" means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Collateral Agent a Lien on real property owned or leased by the Company or any Subsidiary Guarantor.

          "Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA).

          "Nationally Recognized Rating Agency" means Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Rating Group, a division of McGraw Hill, Inc. ("S&P"), or Fitch/IBCA Duff & Phelps Ltd. ("Fitch")".

          "Net Issuance Proceeds" means, in respect of any issuance of equity, the cash proceeds and non-cash proceeds received or receivable in connection therewith, net of reasonable costs and expenses and underwriting discounts and commissions paid or incurred in connection therewith in favor of any Person not an Affiliate of the Company.

          "Net Proceeds" means, with respect to any sale, lease or other disposition of any property by any Person, an amount equal to the difference of

            (a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such sale, lease or other disposition but net of applicable taxes) received by such Person in respect of such disposition, minus

            (b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such disposition.

          "1992 Note Agreements" means the separate Note Agreements dated as of October 15, 1992 between the Company and the Institutional Investors named therein, as from time to time amended, renewed, restated or replaced.

          "Notes" is defined in Section 1.

          "Officer's Certificate" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

          "Ordinary Course Indebtedness" means:

          (a) intercompany Guaranty Obligations of the Company or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of the Company or any Wholly-Owned Subsidiary of the Company;

          (b) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds so long as such Indebtedness is paid within three Business Days after the incurrence thereof;

          (c) Indebtedness of a Subsidiary to the Company or to a Wholly-Owned Subsidiary;

          (d) Indebtedness of the Company to a Subsidiary Guarantor; and

          (e) Indebtedness in connection with letters of credit issued in the ordinary course of business.

          "Ordinary Course Investments" means Investments of the Company and its Subsidiaries, consisting of:

            (a) Investments in and to Subsidiaries and the Company and in any Person that is a Subsidiary after giving effect to such Investment;

            (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or its Subsidiaries, is accorded the highest rating by a Nationally Recognized Rating Agency;

            (c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in 12 months or less from the date of acquisition thereof;

            (d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or its Subsidiaries, rated A or better by S&P or A or better by Moody's;

            (e) receivables, including negotiable instruments and letters of credit in respect of which the Company or its Subsidiaries is the beneficiary, arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries;

            (f) Investments in repurchase agreements or bankers acceptances, having terms of less than 30 days, with a United States bank or trust company meeting the requirements of paragraph (d) hereof, which Investments mature within one year and which are fully secured by obligations of the type described in paragraphs (c) and (d) hereof; and

            (g) Investments in offshore certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $1,000,000,000 and whose long term offshore certificates of deposit are at the time of acquisition thereof by the Company or its Subsidiaries, accorded a rating of A or better by S&P or Moody's.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

          "Permitted Accounts Receivable Financing Facilities" means one or more facilities involving the sale or discount of undivided ownership interests in accounts receivable and related property of the Company and one or more of its Subsidiaries; provided that the aggregate investment or claim held by purchasers of such assets does not exceed $75,000,000 in the case of receivables owned by Domestic Subsidiaries, and in the case of Foreign Receivable Financing Facilities the aggregate outstanding principal amount of Indebtedness for borrowed money of Foreign Subsidiaries plus the aggregate investment or claim held by purchasers of receivables in Foreign Receivable Financing Facilities shall not exceed 15% of Consolidated Net Worth at any time.

          "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

          "Plan" means an "employee benefit plan" (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

          "Pledge Agreement" means the pledge agreement dated as of March 27, 2002 among the Company, various Subsidiary Guarantors and Collateral Agent.

          "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

          "QPAM Exemption" means Prohibited Transaction Class Exemption 84-14 issued by the United States Department of Labor.

          "Required Holders" means, at any time, the holders of at least 50% in principal amount of the Notes of each series at the time outstanding; provided that in the case of any release of all or substantially all of the Collateral (other than on account of the occurrence of the Collateral

  Release Date), "Required Holders" shall mean the holders of 100% in principal amount of the Notes of each series then outstanding; (exclusive in each case of Notes then owned by the Company or any of its Affiliates).

          "Responsible Officer" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

          "Restricted Payments" means:

            (a) the declaration or payment of any dividend by the Company, either in cash or property, on any shares of the capital stock of any class of the Company (except dividends or other distributions payable solely in shares of capital stock of the Company);

            (b) the purchase, redemption or retirement by the Company of any shares of the capital stock of any class of the Company or any warrants, rights or options to purchase or acquire any shares of its capital stock, whether directly or indirectly, or through any Subsidiary; and

            (c) any other payment or distribution by the Company in respect of its capital stock, either directly or indirectly or through any Subsidiary.

          "Securitization Hardware and Software" means the Computer Hardware and Software used to service and/or monitor the accounts and payments intangibles of the Company and its Subsidiaries; the Computer Hardware and Software and other computer materials otherwise relating to the Excluded Assets; and the printouts and other computer materials, technical knowledge or processes, data bases, customer lists, credit files, correspondence and advertising materials or any property of a similar nature relating to the Excluded Assets.

          "Security Agreement" means the security agreement dated as of March 27, 2002 among the Company, the Subsidiary Guarantors and Collateral Agent.

          "Security Documents" means the Security Agreement, the Membership Pledge Agreement, the Mortgages, the Pledge Agreement and all other documents pursuant to which the Company or any Subsidiary grants Collateral to Collateral Agent.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Senior Indebtedness" means, as of the date of any determination thereof, all Consolidated Indebtedness, other than Subordinated Indebtedness.

          "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

          "Significant Subsidiary" means at any time any Subsidiary that accounts for more than (i) 10% of the Consolidated Total Assets or (ii) 10% of consolidated revenue of the Company and its Subsidiaries.

          "Simplex Products Disposition" means any sale or transfer of assets of the Simplex Products Division of the Company or refinancing or recapitalization of the assets or operation of the Simplex Products Division, whether in the form of a sale of stock, borrowing, issuance of debt or equity securities or otherwise, as a result of which (i) the Company ceases to own directly substantially all of the assets of the Simplex Products Division, (ii) the Company ceases to be liable directly or indirectly for any Indebtedness or trade payables of the Simplex Products Division (other than pursuant to any indemnification provision for the benefit of the transferee of the assets of the Simplex Products Division or any affiliate of such transferee contained in the agreements memorializing such transaction), and (iii) the Company receives in such transaction, by way of sale proceeds, refinancing proceeds, dividend proceeds, proceeds of the issuance of securities or otherwise, at least $20 million in cash.

          "Subordinated Indebtedness" is defined in Section 10.3.

          "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

          "Subsidiary Guarantor" shall mean each Subsidiary of the Company which shall be a party to the Guaranty Agreement.

          "Subsidiary Guaranty Agreements" shall mean the Guaranty Agreement and any other Guaranty of Indebtedness of the Company by a Subsidiary which shall be a party to the Guaranty Agreement; provided that each creditor which is a beneficiary of a Subsidiary Guaranty Agreement shall have become a party to the Intercreditor Agreement.

          "Supplement" is defined in Section 2.2.

          "Swap Contract" means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, foreign exchange contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

          "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank Lender).

          "Synthetic Lease Obligation" means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

          "Third Amendment" means the Third Amendment to Note Purchase Agreement dated as of March 27, 2002 between the Company and the Noteholders.

          "Wholly-Owned Subsidiary" means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Subsidiaries at such time.

Section 4. Representations and Warranties.

        The Company represents and warrants that as of the date hereof and as of the date of execution and delivery hereof and after giving effect hereto (and to the amendment of the Bank Credit Agreement, the 1992 Note Agreements and the Permitted Accounts Receivable Financing Facility referred to in Schedule II hereto):

          (a) No Default or Event of Default exists under the Note Agreement.

          (b) In connection with the solicitation of an amendment to the Bank Credit Agreement, the 1992 Note Agreement and the Permitted Accounts Receivable Financing Facility or in connection with any other agreement pursuant to which Debt of the Company is outstanding and relating to the subject matter of this Agreement, or any other amendment or modification required under any such agreement, the Company has paid no fees or other consideration (other than routine fees of counsel for such lenders and except as disclosed to the Noteholders and their special counsel, Chapman and Cutler) in connection with the review and/or execution and delivery of any such amendment or modification.

          (c) The execution and delivery of the Agreement and each of the Security Documents to which it is a party by the Company and the compliance by the Company with all of the provisions of the Note Agreement, as amended hereby, and each of the Security Documents to which it is a party:

            (i) is within the corporate powers of the Company; and

            (ii) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company (other than such Liens, security interests and encumbrances contemplated and otherwise created by virtue of the Security Documents).

          (d) The execution and delivery of this Agreement and each of the Security Documents have been duly authorized by all proper corporate action on the part of the Company (no action by the stockholders of the Company being required by law, by the Articles of Incorporation or By-laws of the Company or otherwise); and this Agreement and each of the Security Documents have been executed and delivered by the Company, and the Note Agreement and the Notes, as amended by this Agreement, and the Security Documents constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

          (e) The execution and delivery of the Amendment to Guaranty Agreement dated of even date herewith (the "Amendment to Guaranty") in substantially the form set forth in Exhibit C hereto or a Guaranty Supplement, as the case may be, and each of the Security Documents by the Subsidiary Guarantors and the compliance by each Subsidiary Guarantor with the provisions of the Security Documents to which such Subsidiary Guarantor is a party:

            (i) is within the corporate powers of each such Subsidiary Guarantor; and

            (ii) will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms,

    conditions or provisions of, or constitute a default under the Articles of Incorporation or By-laws of such Subsidiary Guarantor or any indenture or other agreement or instrument to which such Subsidiary Guarantor is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company (other than such Liens, security interests and encumbrances contemplated and otherwise created by virtue of the Security Documents).

          (f) The execution and delivery of the Amendment to Guaranty or the Guaranty Supplement, as the case may be, and each of the Security Documents to which each Subsidiary Guarantor is a party have been duly authorized by all proper corporate action on the part of each Subsidiary Guarantor (no action by the stockholders of such Subsidiary Guarantor being required by law, by the Articles of Incorporation or By-laws of such Subsidiary Guarantor or otherwise); and the Amendment to Guaranty or the Guaranty Supplement, as the case may be, and each of the Security Documents to which each Subsidiary Guarantor is a party have been executed and delivered by such Subsidiary Guarantor and constitute the legal, valid and binding obligations, contracts and agreements of each such Subsidiary Guarantor enforceable in accordance with their respective terms.

          (g) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company or any Subsidiary Guarantor of this Agreement or any Security Document to which the Company or any Subsidiary Guarantor is a party.

          (h) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (i) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (j) Schedule IV hereto sets forth a complete and correct list of all outstanding Debt (including Guaranties) of the Company and its Subsidiaries as of March 5, 2002, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (k) Except as set forth in the Security Documents, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.6 of the Note Agreement. Schedule VI hereto sets forth a complete and correct list of all Liens on Property of the Company and its Subsidiaries which secure Indebtedness.

          (l) Schedule V hereto contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, and all other Investments of the Company and its Subsidiaries and (ii) of the Company's Affiliates known to the Company, other than Subsidiaries.

Section 5. Conditions Precedent to Effectiveness of Agreement.

        This Agreement shall become effective as of the date hereof upon the satisfaction of each of the following, unless waived by the Required Holders, in their sole discretion:

          (a) The Required Holders on the date hereof shall have delivered an executed counterpart of this Amendment;

          (b) No Event of Default shall have occurred and be continuing after giving effect to this Amendment;

          (c) The Company shall have delivered to the Noteholders in form and substance satisfactory to such Noteholders and their special counsel, Chapman and Cutler, the items listed or described in Schedule II hereto;

          (d) The Company shall have paid the fees, costs, expenses and disbursements of Chapman and Cutler, special counsel to the Noteholders, incurred in connection with the consummation of the transactions contemplated by this Agreement and the Security Documents; and

          (e) The Company shall have paid a fee to each Noteholder in an amount equal to 11.25 basis points of the unpaid principal amount of the Notes.

Section 6. Waiver.

        Section 6.1. Waiver of Compliance with Section 10.5.    The Purchasers hereby waive compliance by the Company with Section 10.5 of the Existing Note Agreement for the fiscal quarters ended on September 30, 2001 and December 31, 2001; provided that the ratio of Consolidated Income Available for Fixed Charges (as such term is defined in the Existing Note Agreement) to Fixed Charges shall have been not less than .75 to 1.0 as of either of such dates.

Section 7. Miscellaneous.

        Section 7.1.Effect of Agreement and Reaffirmation.    Except as expressly amended by this Agreement, the Company acknowledges and agrees that the Note Agreement, the Notes and all other documents and agreements executed by the Company in connection with the Note Agreement in favor of the Noteholders shall remain unchanged and are hereby ratified and confirmed and shall remain in full force and effect. The Company further acknowledges and agrees that it has no defenses to its obligations under the Note Agreement and the Notes, as amended hereby.

        Section 7.2.Release of Claims.    In further consideration of Noteholders' execution of this Amendment, the Company hereby releases each Noteholder and its respective affiliates, officers, employees, directors, trustees, agents and attorneys (collectively, the "Releasees") from any and all claims, demands, liabilities, responsibilities, disputes, causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent that the Company may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take prior to the date hereof with respect to the Notes, the Note Agreement, any Collateral, the Guaranty Agreement, and any Security Documents and any third parties liable in whole or in part for the obligations under the Notes and the Note Agreement. For purposes of the release contained in this paragraph, the term "Company" shall mean and include such party's successors and assigns, including, without limitation, any trustees acting on behalf of such party and any debtor-in-possession in respect of such party.

        Section 7.3.Successors and Assigns.    This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the Noteholders and to the benefit of the Noteholders' successors and assigns.

        Section 7.4.Expenses.    The Company hereby agrees to pay all out-of-pocket expenses incurred by the Noteholders in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the reasonable fees, expenses and disbursements of Chapman and Cutler.

        Section 7.5.Counterparts. This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

        Section 7.6.Governing Law.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to choice of law principles that would result in the application of the laws of any other jurisdiction.

        Section 7.7.Approval of Amendment to Guaranty Agreement.    Each Noteholder hereby consents to the terms of the Amendment to Guaranty dated of even date herewith and attached hereto as Exhibit C in respect of the Subsidiary Guaranty.

        Section 7.8. GE Securitization.    The Noteholders hereby consent to (i) the execution, delivery and performance by the Company, Stearns Inc. ("Stearns"), Shakespeare Company, LLC ("Shakespeare"), K-2 Corporation ("K-2 Corp."), K2 Receivables Corporation ("K2 SPV") and K2 Finance Company, LLC ("K2 LLC") of the GECC Securitization Transactions. Notwithstanding anything to the contrary in this Agreement or the Note Agreement, as amended hereby, the Notes, the Subsidiary Guaranties, the Security Documents and the Intercreditor Agreement (collectively the "Transaction Documents"), the GECC Securitization Transactions and the execution and delivery of, and performance under, the GECC Securitization Documents by the Company and its Subsidiaries party thereto shall not be deemed to violate or contravene any provision of the Transaction Documents.

        "GECC Securitization Documents" shall mean (i) that certain Receivables Sale and Contribution Agreement, dated as of March 28, 2002, among the Company as parent guarantor, Stearns, Shakespeare and K-2 Corp. as originators and K2 LLC as buyer (the "Sale and Contribution Agreement") and (ii) the Receivables Purchase and Servicing Agreement, dated as of March 28, 2002, among K2 LLC as seller, Company as master servicer, Stearns, Shakespeare and K-2 Corp. as servicers, K2 SPV, Redwood Receivables Corporation as the conduit purchaser (the "Conduit Purchaser"), General Electric Capital Corporation as committed purchaser (the "Committed Purchaser") and as administrative agent (the "Agent") for the Committed Purchaser and the Conduit Purchaser (the "Receivables Purchase Agreement"), and (iii) each Originator Performance Guaranty dated as of March 28, 2002, from the Company, Stearns, Shakespeare and K-2 Corp. in each case in the form delivered to the Noteholders on March 28, 2002.

        "GECC Securitization Transactions" shall mean the transactions under the GECC Securitization Documents.

EXHIBIT 10(b)(1)

        IN WITNESS WHEREOF, the Company has executed this Third Amendment to Note Purchase Agreement as of the day and year first above written.

K2 INC.
By

Its

Third Amendment to Note Purchase Agreement

K2 Inc.

        This Third Amendment to Note Purchase Agreement is accepted and agreed to as of the day and year first above written.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
By

Its

Third Amendment to Note Purchase Agreement

K2 Inc.

        This Third Amendment to Note Purchase Agreement is accepted and agreed to as of the day and year first above written.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By	Cigna Investments, Inc.
By

Its

Third Amendment to Note Purchase Agreement

K2 Inc.

        This Third Amendment to Note Purchase Agreement is accepted and agreed to as of the day and year first above written.

THE CANADA LIFE ASSURANCE COMPANY, AS BENEFICIAL OWNER
By

Its

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Connecticut General Life Insurance Company
c/o Cigna Investments, Inc.
280 Trumbull Street
Hartford, Connecticut 06103

The Canada Life Assurance Company
330 University Avenue, SP-11
Toronto, Ontario, Canada M5G 1R8

SCHEDULE I
(to Third Amendment to Note Purchase Agreement)

Closing Conditions

        1. Amendment to Guaranty. Each Subsidiary Guarantor shall have executed and delivered the Amendment to Guaranty.

        2. Secretary Certificate of Company. The Company shall have delivered to the Noteholders a certificate of an authorized officer, dated as of the Effective Date, with respect to its Articles of Incorporation and By-laws, certifying as to resolutions authorizing the execution and delivery of this Agreement and the Notes and the Security Documents, and the incumbency and signature of officers.

        3. Officer's Certificate of Company. The Company shall have delivered to the Noteholders a certificate of an authorized officer, dated as of the Effective Date, to the effect that the representations and warranties set forth in Section 4 of this Agreement and in the Security Documents are true and correct.

        4. Subsidiary Secretary's Certificate. Each Subsidiary which is a party to a Security Document or a Guaranty Supplement shall have delivered to the Noteholders a certificate of an authorized officer, dated as of the Effective Date, with respect to its Articles of Incorporation and By-laws, certifying as to resolutions authorizing the execution and delivery of the Security Documents or Guaranty Supplement to which such Subsidiary is a party, and the incumbency and signature of officers.

        5. Subsidiary Officer's Certificate. Each Subsidiary which is a party to the Security Documents or a Guaranty Supplement shall have delivered to the Noteholders a certificate of an authorized officer, dated as of the Effective Date, certifying that the representations and warranties of such Subsidiary set forth in Section 4 of this Agreement and in the Security Documents or Guaranty Supplement are true and correct.

        6. Performance by the Company and each Subsidiary. The Company and each Subsidiary which is a party to the Security Documents shall have performed and complied with all agreements and conditions contained in the Security Documents to which it is a party, required to be performed and complied with by it prior to or as of the Effective Date.

        7. Security Documents. The Security Documents shall be in form and substance satisfactory to the Noteholders and the Noteholders' special counsel, shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect, and the Noteholders shall have received true, correct and complete copies of each thereof.

        8. Insurance. Certificates of insurance evidencing the insurance policies and endorsements required to be delivered pursuant to the Security Documents shall have been delivered to the Collateral Agent and the Noteholders and their special counsel.

        9. Bank Credit Agreement. The Company shall have entered into an Amendment to the Bank Credit Agreement with the Bank Lenders which amendment shall be reasonably satisfactory to the Noteholders.

SCHEDULE II
(to Third Amendment to Note Purchase Agreement)

        10. 1992 Note Agreement. The Company shall have entered into an amendment to the 1992 Note Agreement which amendment shall be reasonably satisfactory to the Noteholders.

        11. Securitization Facility. The Company shall have furnished you with a true and correct copy of the Receivables Purchase and Servicing Agreement dated as of March 28, 2002 among the Company, certain Subsidiaries and General Electric Capital Corporation, and all related Exhibits thereto and the Receivables Sale and Contribution Agreement dated as of March 28, 2002 among the Company and certain of its Subsidiaries and all related Exhibits thereto which shall be reasonably satisfactory to the Noteholders.

        12. Intercreditor Agreement. The Noteholders shall have entered into the Intercreditor Agreement with the Bank Lenders, the holders of the Notes under the Senior Note Agreement and the Collateral Agent.

        13. Guaranty Supplement. Shakespeare Connective Fibers, LLC shall have executed and delivered a Guaranty Supplement.

        14. Notes. The Company shall have delivered the amended and restated Notes, executed by a duly authorized officer of the Company.

        15. Legal Opinion. Gibson, Dunn & Crutcher LLP, counsel for the Company shall have delivered an opinion in form and substance reasonably satisfactory to the Noteholders and their special counsel and otherwise in substantially the form of legal opinion delivered in connection with the Original Note Purchase Agreement but with respect to the Note Agreement, as amended, the Notes delivered on the Effective Date, the Guaranty Supplement and the Security Documents.

        16. Title Insurance. The Collateral Agent shall have received a loan title insurance policy issued by a title insurance company reasonably acceptable to the Noteholders and their special counsel (or, in the alternative, a commitment to issue a loan title insurance policy issued by a title insurance company reasonably acceptable to the Noteholders and their special counsel and marked and initialed by an authorized agent of such title insurance company to show all changes to be made in connection with the actual issuance of such title insurance policy) in respect of each mortgage and deed of trust executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "Title Insurance Policies"), in form and substance satisfactory to the Noteholders and their special counsel, and all premiums in respect of the Title Insurance Policies shall have been paid in full.

        17. Letter re Consultants. The Company shall have delivered to you a letter regarding the retention of a financial advisor and consultant and related matters in form and substance satisfactory to you.

2

Post Closing Requirements

        1. Pledge Agreements pledging 65% of the outstanding stock of the following Foreign Subsidiaries by the applicable dates set forth below:

Foreign Subsidiary (Domicile)	Pledgor(s)	Delivery Date
Shakespeare (Hong Kong) Ltd. (Hong Kong)	Shakespeare Company LLC	June 30, 2002
Shakespeare International Ltd. (U.K.)	K2 Inc. Shakespeare Company LLC	April 12, 2002
K2 Ski Sport und Mode GmbH (Germany)	Shakespeare Company LLC	April 19, 2002
K2 Japan Corporation (Japan)	K-2 Corporation	June 30, 2002
Madshus A.S. (Norway)	K-2 Corporation	June 30, 2002
K2 Corporation of Canada (Canada)	Ride, Inc.	April 12, 2002

        2. Each mortgage, deed of trust and financing statement required to be filed, registered or recorded in connection with the transactions contemplated by the Security Documents shall have been filed, registered or recorded in each office required in order to create in favor of the Collateral Agent, for the equal and ratable benefit of the Noteholders and the Bank Lenders, a valid perfected first priority Lien on the Collateral subject only to Liens permitted by Section 10.6 of the Existing Note Agreement not more than 10 days following the Effective Date. In addition, the Collateral Agent and the Noteholders shall have received, to the extent available, acknowledgment copies of all of such filings, registrations and recordations stamped by the appropriate filing, registration or recordation officer (or, in lieu thereof, other evidence satisfactory to the Collateral Agent that all such filings, registrations and recordations have been made); and all necessary filing, registration and other similar fees, and all taxes and other charges related to such filings, registrations and recordations (including such other taxes and charges requested by the Noteholders), shall have been paid in full.

        3. The Company shall use its best efforts to deliver to the Collateral Agent (a) not later than April 26, 2002, Collateral Access Agreements executed by owners of the properties located in (i) Fife, Washington, (ii) Lincolnwood, Illinois and (iii) Vista, California which are leased by the Company or a Subsidiary, and (b) not later than May 24, 2002, Collateral Access Agreements executed by owners of each other property leased by the Company or any Subsidiary.

SSCHEDULE III
(to Third Amendment to Note Purchase Agreement)

Indebtedness of Company and Its Subsidiaries

Outstanding Indebtedness of Company and Subsidiaries:

Subsidiary	Description	Amount Outstanding as of March 5, 2002 (US$)
K2 Inc.	Bank of America et al. — Revolver	$40,829,000
K2 Inc.	Bank of America — LC's	20,714,000
K2 Inc.	Senior Notes — '92 Placement	13,336,000
K2 Inc.	Senior Notes — '99 Placement	50,000,000
K2 Inc.	Bank of America — Asset Securitization	45,979,000
K2 Japan	Union Bank	6,500,000
K2 Japan	Dai Ichi Kangyo Bank	4,195,000
K2 Japan	Dai Ichi Kangyo Bank — LC's	333,000
K2 GmbH	Bank of America	7,427,000
Shakespeare Hong Kong	Wells Fargo Bank/Norwest	2,968,000
Stearns Inc.	Norwest Bank — LC's	435,000
Shakespeare Fishing Tackle U.K.	Bank of America	460,000
Shakespeare Hengelsport B.V.	ING Bank	0
Shakespeare Australia	National Australia Bank	0
	Recourse obligations in respect of the discounted promissory notes in Japan	4,361,000

Capitalized Leases:

Subsidiary	Description	Amount Outstanding as of March 5, 2002 (US$)
Ride Inc.	Key Bank	$96,000
Morrow Inc.	Flow International	$32,000

SCHEDULE IV
(to Third Amendment to Note Purchase Agreement)

Subsidiaries of Company, Investments, Affiliates

Subsidiaries	Subsidiary Guarantor	Percentage of Each Class Outstanding Owned by Company and Each Other Subsidiary
Shakespeare Conductive Fibers, LLC, a Delaware limited liability company	Yes	100%
Shakespeare Company, LLC, a Delaware limited liability company	Yes	100%
Shakespeare (Hong Kong) Ltd., a Hong Kong corporation	No	99%*
Pacific Rim Metallic Products Limited, a Hong Kong corporation	No	99%*
Shakespeare International Ltd., a British corporation	No	100%
Shakespeare Hengelsport, B.V., a Dutch corporation	No	100%
Shakespeare (Australia) Pty. Ltd., an Australian corporation	No	99%*
K2 Ski Sport und Mode GmbH, a German corporation	No	100%
Sitca Corporation, a Washington corporation	Yes	100%
K-2 Corporation, an Indiana corporation	Yes	100%
Planet Earth Skateboards, Inc., a California corporation	Yes	100%
K-2 International, Inc., an Indiana corporation	Yes	100%
K2 Japan Corporation, a Japanese corporation	No	100%
Madshus A.S., a Norwegian corporation	No	100%
SMCA, Inc., a Minnesota corporation	Yes	100%
Stearns Inc., a Minnesota corporation	Yes	100%
Ride, Inc., a Washington corporation	Yes	100%
Anthony Sales (Barbados), Ltd., a Barbados corporation**	No	100%
K2 Worldwide Company, a Cayman Island limited company	No	100%
Katin, Inc., a Delaware corporation	Yes	100%
Morrow Snowboards, Inc., a Delaware corporation	Yes	100%
K2 Bike, Inc., a Delaware corporation	Yes	100%
K2 Funding Inc., a Delaware corporation	No	100%
Shakespeare Industries Inc., a Delaware corporation	No	100%
Shakespeare Company (UK) Ltd., a United Kingdom company	No	100%
Shakespeare Monofilament UK Ltd., a United Kingdom company	No	100%
K2 (UK) Limited, a United Kingdom company	No	100%
Ride Snowboard Company, a Washington company	No	100%
Ride Manufacturing Inc., a California corporation	No	100%
Smiley Hats, Inc., a Nevada corporation	No	100%
K2 Corporation of Canada, a Canadian corporation	No	100%
Preston Binding Co., a Washington company	No	100%
Carve Inc., a Washington corporation	No	100%
SMP Clothing Inc., a Washington corporation	No	100%
K2 Outdoor Products (NZ) Ltd., a New Zealand corporation	No	100%
K2 Finance Company, LLC, a Delaware limited liability company	No	100%
K2 Receivables Corporation, a Delaware corporation	No	100%
*
One share owned by a director.

**
Presently being dissolved.

SCHEDULE V
(to Third Amendment to Note Purchase Agreement)

Investments of the Company and Its Subsidiaries:

Common Stock Investments	Number of Shares
Albany International Corporation	10
Bell Sports Company	10
Brunswick Corporation	20
Cascade Industries, Incorporated	10
Centuri, Inc.	100
Champion International Corporation	2
Coleco Industries	4
Coleman Company, Inc.	10
Escalade, Inc.	120
Figgie International	16
First Team Sports	15
Glassmaster	10
Hallwood Industries Incorporated	2,760
Huffy	10
Johnson Worldwide Associates	10
Major Pool Equipment Corp.	11
Metromedia International Group	10
Mossimo Inc.	10
Nike, Inc.	40
Pro-Group	10
Quiksilver	10
Reebok International, Ltd.	10
Seatrain Lines, Inc.	3
Skis Rossignol	10
Starter Corporation	10
The Mead Corporation	4

Company's Affiliates (other than Subsidiaries):

        Hilton Corporate Casuals—Division of K2 Inc.

        Shakespeare Fishing Tackle (South Carolina)—Division of Shakespeare LLC

        Shakespeare Monofilament (South Carolina)—Division of Shakespeare LLC

        Shakespeare Composites & Electronics (South Carolina)—Division of Shakespeare LLC

2

LIENS OF COMPANY AND ITS SUBSIDIARIES

Liens:

Collateral Description
A= Accounts
E(S) = Equipment (specified items only)
E(C)= Equipment (all items sold, leased or financed under specific contract)
E(A)= Equipment (all equipment)
B = Blanket
O = Other

Debtor	Office/ Agency Searched	Search Valid Through	Secured Party	File No./ File Date	Collateral Description	Comment
Anthony Industries	CA Sec. of State	1/9/02	Enterprise Funding Corporation	9601960459/ 1/19/96	A	Assigned to NationsBank (BofA)
K2 Funding Inc. substituted as Debtor
Hilton Corporate Casuals[1]	IL Sec. of State	1/3/02
Hilton Corporate Casuals	AL Sec. of State	12/26/01
K2 Corp.	Washington Dept. of Licensing	2/15/02	Anthony Industries	00960190045/ 1/19/96	A	Assigned to NationsBank (BofA) then K2 Funding substituted as Secured Party and further assigned to Bank of America; Continued 11/13/2000
K2 Corp.	Washington Dept. of Licensing	2/15/02	K2 Funding	00970730026/ 3/14/97	A	Assigned to NationsBank (BofA)

1
a division of K2 Inc.

Schedule VI
(to Third Amendment to Note Purchase Agreement)

Debtor	Office/ Agency Searched	Search Valid Through	Secured Party	File No./ File Date	Collateral Description	Comment
K2 Corp.	Washington Dept. of Licensing	2/15/02	American Technologies Credit	00971390035/ 5/19/97	E(S)
K 2 Corporation	CA Sec. of State	3/6/02	Associates Commercial Corporation	0020160680/ 7/13/2000	E(C)
K-2 Corporation	Washington Dept. of Licensing	2/15/02	PrimeSource Corp.	00982670197/ 9/24/98	E(C)
K-2 Corporation	Washington Dept. of Licensing	2/15/02	Flow International Corp.	00993560217/ 11/22/99	E(S)
K2 Corporation	Washington Dept. of Licensing	2/15/02	SAFECO Credit Company, Inc.	20011090161/ 4/19/01	E(S)
K2 Corporation	Washington Dept. of Licensing	2/15/02	Magid Glove & Safety Mfg. Co.	20011490078/ 5/29/01	O (Inventory)
K2 Corporation	AL Sec. of State	12/26/01
K2 Corporation	IL Sec. of State	1/3/01
K2 Corporation	IN Sec. of State	2/19/02	Bankers/ Softech Divisions of EAB Leasing Corp.	200100007508 528/10/4/01	E(C)
K2 Corporation	IN Sec. of State	2/19/02	Bank of America, N.A., as Agent	200200000631 256/1/22/02
K2 Funding	CA Sec. of State	1/9/02	Enterprise Funding Corporation	9707360241/ 3/7/97	A	Assigned to NationsBank
K2 Funding Inc.	DE Sec. of State	12/7/01
K2 Funding Inc.	DE Sec. of State		K-2 Corporation		A	Pending filing
K2 Funding Inc.	DE Sec. of State		Shakespeare Company, LLC		A	Pending filing
K2 Funding Inc.	DE Sec. of State		Stearns Inc.		A	Pending filing
K2 Inc.	DE Sec. of State	1/25/02
K2 Inc.	CA Sec. of State	3/6/02	K2 Funding, Inc.	9709460920/ 4/3/97	A
K2 Inc.	AL Sec. of State	12/26/01
K2 Inc.	IL Sec. of State	1/3/02
K2 Inc. dba Simplex	OH Sec. of State		General Electric Capital Corporation	AP0204752/ 1/4/00	E(S)
K2 Inc.	MI Sec. of State		Caterpillar Financial Services Corporation	9501612016/ 12/7/98	E(S)
K2 Inc., Shakespeare Monofilament Division	SC Sec. of State		NEC America, Inc.	981110- 114259A	E(S)
K2 Inc., Shakespeare Monofilament Division	CA Sec. of State		NEC America, Inc.	9832060787/ 11/10/98	E(S)
K-2 International	Washington Dept. of Licensing	12/10/01
K-2 International, Inc.	IN Sec. of State	1/7/02

K2 Worldwide Company	CA Sec. of State	1/9/02
Morrow Snowboards	Washington Dept. of Licensing	12/10/01	Flow International Corp.	00993560217/ 11/22/99	E(S)
Planet Earth Skateboards, Inc.	CA Sec. of State	1/9/02	Hawthorne Machinery Co.	9922460390/ 7/30/99	E(S)
Preston Binding Company	Washington Dept. of Licensing	12/10/01
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981100505/ 4/20/98	E(S)
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981100506/ 4/20/98	E(S)
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981100507/ 4/20/98	E(S)
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981130231/ 4/23/98	E(S)
Ride, Inc.	Washington Dept. of Licensing	1/31/02	Key Corp Leasing	00981910124/ 7/10/98	E(S)
Shakespeare Company, LLC	CA Sec. of State	3/4/02
Shakespeare Company	CA Sec. of State		Bank of America, N.A., as Agent	9707360252/ 3/13/97
Shakespeare Company	CA Sec. of State		Bank of America, N.A., as Agent	9601960446
Shakespeare Company, LLC	DE Sec. of State	1/25/02	Wells Fargo Financial	200111125330/ 9/10/01	E(S)
Shakespeare Company, LLC	DE Sec. of State	1/25/02	Bank of America, N.A., as Agent	20162291/ 1/18/02
Shakespeare Company, LLC	DE Sec. of State	1/25/02	Bank of America, N.A., as Agent	20118376/ 1/15/02
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Citicorp Vendor Finance, Inc.	104812A/ 3/20/01	E(C)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Associates Leasing, Inc.	124716A/ 3/6/98	E(S)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Midland Clarklift, Inc.	084426A/ 4/16/99	E(S)	Assigned to Associates Commercial Corp.
Shakespeare Company, LLC	SC Sec. of State	1/10/02	National Vendor Supply Co.	133749A/ 1/28/99	E(S)	Assigned to Industrial Credit
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Associates Leasing, Inc.	100110A/ 6/22/99	E(S)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Associates Leasing, Inc.	100054A/ 6/22/99	E(S)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Associates Leasing, Inc.	113047A/ 8/19/98	E(S)
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Southland Equipment	163229B/ 1/15/97	E(S)	Assigned to Associates Leasing
Shakespeare Company, LLC	SC Sec. of State	1/10/02	Barloworld Handling	092851A/ 5/31/01	E(S)
Shakespeare Company, LLC	OH Sec. of State	1/9/02

Shakespeare Company, LLC	NJ Sec. of State	1/10/02
Shakespeare Company, LLC	FL Sec. of State	3/1/02
Shakespeare Conductive Fibers, LLC	CA Sec. of State	1/9/02
Shakespeare Conductive Fibers, LLC	DE Sec. of State	11/20/01
Shakespeare Composites & Electronics[2]	SC Sec. of State	1/10/02
Shakespeare Composites & Electronics	CA Sec. of State	1/10/02
Shakespeare Composites & Electronics	FL Sec. of State	3/1/02
Shakespeare Composites & Electronics	NJ Sec. of State	1/10/02
Shakespeare Composites & Electronics	OH Sec. of State	1/9/02
Shakespeare Fishing Tackle[2]	SC Sec. of State	1/10/02
Shakespeare Fishing Tackle	NJ Sec. of State	1/10/02
Shakespeare Monafilament[2]	SC Sec. of State	1/10/02	WB Group LP dba Wrenn Handling	142821A/ 4/7/99	E(S)	Assigned to Hyster Credit Co.
Shakespeare Monafilament	SC Sec. of State	1/10/02	WB Group LP dba Wrenn Handling	120328A/ 1/18/99	E(S)	Assigned to Hyster Credit Co.
Shakespeare Monafilament	NC Sec. of State	12/20/01
Sitca Corporation	Washington Dept. of Licensing	12/10/01
Smiley Hats, Inc.	Washington Dept. of Licensing	12/10/01
SMP Clothing, Inc.	Washington Dept. of Licensing	12/10/01
Stearns, Inc.	MN Sec. of State	2/19/02	IBM Credit Corp.	2191501/ 1/06/99	E(C)
Stearns, Inc.	MN Sec. of State	2/19/02	IBM Credit Corp.	1984766/ 10/30/97	E(C)
Stearns, Inc.	MN Sec. of State	2/19/02	Hirsch International Corp.	2066713/ 9/8/98	E(S)
Stearns, Inc.	MN Sec. of State	2/19/02	Green Tree Vendor Services Group	21102881/ 3/1/99	E(S)	Assigned to Wells Fargo Leasing

Stearns, Inc.	MN Sec. of State	2/19/02	Minnesota Lift Truck	2286596/ 1/2/01	E(S)	Assigned to Toyota Motor Credit Corporation
Stearns, Inc.	MN Sec. of State	2/19/02	K2 Funding	2216955/ 4/06/00	A	Assigned to Bank of America
Stearns Manufacturing	MN Sec. of State	3/18/02	Northern States Power Co.	1508906/ 6/12/92	E(S)	Search date
Stearns Manufacturing Co.	MN Sec. of State	3/20/02	IBM Credit Corporation	1929884/ 4/3/97	E(S)	Search date
Stearns Manufacturing Company	MN Sec. of State	3/20/02	MacPherson Meistergram	1993039/ 12/2/97	E(S)	Search date

2
a division of Shakespear Company LLC

[Form of Amended and Restated Note]
K2 Inc.

Series 1999-A Senior Note due December 1, 2009

No. [ ]	[Date]
$[ ]	PPN 482732 A* 5

        For Value Received, the undersigned, K2 Inc. (herein called the "Company"), a corporation organized and existing under the laws of the State of Delaware, hereby promises to pay to [                        ] or registered assigns, the principal sum of [                        ] Dollars on December 1, 2009 with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the Applicable Rate from the date hereof, payable semi-annually, on the first day of June and December in each year, commencing with the June 1 or December 1 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semi-annually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 2% over the Applicable Interest Rate or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its "base" or "prime" rate.

        Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

        This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreement, dated as of December 1, 1999 (as from time to time amended, supplemented or modified, including a Third Amendment to Note Purchase Agreement dated as of March 27, 2002, the "Note Purchase Agreement"), between the Company and the respective Noteholders named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representation set forth in Section 6.2 of the Note Purchase Agreement.

        This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Exhibit A
(to Third Amendment to Note Purchase Agreement)

        The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

        The interest rate borne by this Note and the other Notes issued pursuant to the Note Purchase Agreement may be changed upon the terms and conditions set forth in the Note Purchase Agreement.

        If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

        All amounts of principal, interest and Make-Whole Amount payable with respect to the Notes are unconditionally guaranteed by all Subsidiaries under and pursuant to that certain Guaranty Agreement dated as of December 1, 1999 from said Subsidiaries.

        This Note shall be construed and enforced in accordance with, and the rights of the issuer and holder hereof shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

K2 Inc.
By:
Name:
Title:

VI-2

INTERCREDITOR AGREEMENT

Exhibit B
(to Third Amendment to Note Purchase Agreement)

AMENDMENT TO GUARANTY AGREEMENT

Exhibit C
(to Third Amendment to Note Purchase Agreement)

CASH FLOW FORECASTS

Exhibit D
(to Third Amendment to Note Purchase Agreement)

QuickLinks

Table of Contents
K2 Inc. 4900 South Eastern Avenue Los Angeles, California 90040
Preliminary Statement
Closing Conditions
Post Closing Requirements
Indebtedness of Company and Its Subsidiaries
Subsidiaries of Company, Investments, Affiliates
LIENS OF COMPANY AND ITS SUBSIDIARIES
[Form of Amended and Restated Note] K2 Inc.
INTERCREDITOR AGREEMENT
AMENDMENT TO GUARANTY AGREEMENT
CASH FLOW FORECASTS